EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sanara MedTech Inc. of our report dated March 30, 2022, relating to the consolidated financial statements which appear in Sanara MedTech Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Austin, Texas
August 26, 2022